Virginia Natural Gas Inc.
Balance Sheet
As of September 30, 2001
In millions

Current assets
Cash and cash equivalents	$15.2
Receivables
Gas (less allowance for uncollectible accounts of $0.4)	10.0
Other	5.8
Unbilled revenues	3.7
Inventories
Natural gas stored underground	2.1
Materials and supplies	0.8
Other current assets	2.0

Total current assets	39.6

Property, plant and equipment
Property, plant and equipment	539.2
Less accumulated depreciation	168.4

Property, plant and equipment-net	370.8

Deferred debits and other assets
Goodwill, net of amortization of $3.9	176.2
Gas stored underground	34.1
Accumulated deferred income taxes	1.1
Other	5.0

Total deferred debits and other assets	216.4

Total assets	$626.8

Current liabilities
Short-term debt	$17.0
Accounts payable-trade	14.1
Accrued taxes	9.5
Accrued wages and salaries	5.9
Purchased gas adjustment	3.8
Customer deposits	9.4
Other	3.3

Total current liabilities	63.0

Long-term liabilities
Accrued postretirement benefit costs	13.6
Accrued pension costs	1.8

Total long-term liabilities	15.4

Capitalization
Long-term debt	20.3
Common stock	520.4
Earnings reinvested	7.7

Total capitalization	548.4

Total liabilities and capitalization	$626.8

Virginia Natural Gas Inc.
Statement of Income
For the year ended September 30, 2001
In millions

Operating revenues	$330.7
Cost of sales	214.4

Operating margin	116.3

Operating expenses
Operation and maintenance	49.1
Depreciation and amortization	18.2
Taxes other than income taxes	8.4

Total operating expenses	75.7

Earnings before interest and taxes	40.6
Interest income	0.5

Earnings before income taxes	41.1
Income taxes	15.3

Net income	$25.8